Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

November 22, 2004

Landmark Bancorp, Inc. Announces 5% Stock Dividend and Renews Stock Repurchase Plan

(Manhattan, KS, November 22, 2004) Landmark Bancorp, Inc. (Nasdaq: LARK), announced today that its board of directors has declared a 5% stock dividend to be issued December 15, 2004, to common stockholders of record on December 1, 2004.  “We believe that this 5% stock dividend, combined with our history of cash dividends, is an effective tool to help reach our goals for enhanced shareholder return,” said Patrick L. Alexander, President and Chief Executive Officer.  “The additional stock rewards our stockholders for their continued support and reflects our positive outlook for the future.”

Landmark Bancorp also announced that the Company’s board of directors approved a new stock repurchase program enabling the Company to repurchase up to 101,700 shares, or 5% of its outstanding stock.  The board of directors approved the new program because it believes that the Company’s stock continues to be an excellent value.  The Company currently has approximately 2 million common shares outstanding.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.